ISCO International Reports Preliminary Financial Results for the Fourth Quarter 2007; Market Focus Update

ELK GROVE VILLAGE, IL -- 01/11/2008 -- ISCO International, Inc. (AMEX: ISO), a leading provider of radio-frequency management and interference-control systems for the wireless telecommunications industry, provided preliminary financial results for the fourth quarter 2007.

New orders received during the fourth quarter rose to approximately $4 million. Revenue for the fourth quarter was approximately $3.3 million, with backlog going into the first quarter 2008 increasing to approximately $1.6 million. Deferred revenue related to software contracts increased to approximately $0.3 million.

Final financial results and an investor conference call are expected to be provided during February.

Updates

"We are seeing two macro trend conditions that reinforce our strategic decisions heading into 2008," said Mr. Ralph Pini, Interim CEO of ISCO and a member of the board of directors. "The first is that the international wireless network infrastructure market looks healthier for the types of solutions we provide than domestically for 2008. Our decision to prioritize Europe, Asia and Latin America more aggressively, to complement our domestic business model, appears to be correctly focused. For example, we are prioritizing a 450 MHz opportunity in Latin America right now with our dANF adaptive interference management solution ('AIM') and plan to follow this opportunity with our fully digital DIF platform ('DIF') as we expand into related markets. More information in this area can be found at www.450world.org.

"We view ISCO's AIM family of products as ideally suited for emerging and transitioning CDMA 450 MHz customers in several areas, including the deployment of initial service in challenging areas and re-mining existing spectrum to add data services. We believe the best plan for us is to transition to our next generation DIF platform as we continue to pursue our expansion into the European market," said Mr. Pini. "The re-mining of UMTS at GSM frequencies offers great opportunities for the fully digital DIF platform in Europe, but the most current market data leads us to believe this is more likely to happen commercially in the second part of this year given the slower roll out of this re-mining transition. As we cannot control the overall program speed, we will continue to try to be positioned correctly as this particular market opens up.

"The other macro condition we have noticed is a growing significance of flexible, software-based products and applications for operators in conjunction with conventional hardware-based offerings. Both areas, hardware and software, remain important, and we are indeed committed to being a top supplier of solutions in each category, but we believe there is a shift in significance and focus toward more flexible applications and solutions. These pieces of data reinforce our views from last year when we decided to devote significant energies into international expansion and merge with Clarity Communication Systems Inc.

"We look to discuss these and other items as we progress through the first quarter," said Mr. Pini.

About ISCO International

ISCO International, Inc. is a leading global supplier of radio frequency management and interference-control systems for the wireless telecommunications industry. By integrating state-of-the-art filtering, duplexing and low noise amplifier technology, ISCO's product portfolio is able to improve the performance of new and existing cellular deployments. ISCO now offers software-based, adaptive filtering solutions targeted at increasing the performance of CDMA and WCDMA wireless systems worldwide. For additional information on ISCO and digital Adaptive Notch Filters, as well as white papers and presentations, please visit www.iscointl.com

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's ability to obtain financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations; the risks of legal proceedings; and the ability of the Company to successfully integrate the combined entity. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date above or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com